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                                                                    Exhibit 99.3


                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT made the 22nd day of March, 2000.

BETWEEN:

                  IMPERIUM CAPITAL (USA), INC., a company incorporated under the laws of Delaware, having a registered office and address at 1209 Orange Street, Wilmington, Delaware 19801.

                  ("Imperium" or "Purchasers")

AND:

         ROBERT DONAHUE, a businessman, having an address at 721 E. Madison, Villa Park, Illinois 60181

                  (the "Seller")

WHEREAS:

A. Imperium has an interest in acquiring from the Seller shares of the common stock of the "Surviving Company" to the merger of Rich Earth, Inc., a Nevada corporation and GlobalNet International, Inc., a Delaware corporation (formerly known as DTA Communications Network, LLC) (the "Merger").

B. The Seller at the time of closing the Merger will be the legal or beneficial owner of a majority stock position of the outstanding common stock of the Surviving Company to the Merger, and has agreed to sell 1,500,000 of these shares (the "Shares") to Imperium on the terms and conditions set out in this Agreement.

C. The parties hereto have reached the following agreement with respect to the sale by the Seller of such Common Stock from the Seller to Imperium;.

NOW THEREFORE, for valuable consideration and upon the mutual covenants and promises contained herein, the parties hereto agree as follows:

TERMS OF PURCHASE

1. Consideration and Payment for the Shares. In consideration for the Shares, Imperium will pay to Seller the purchase price of One Million and Five Hundred Thousand ($1,500,000) Dollars in U.S. currency, representing a price of $1.00 per Share ("Purchase Price") thirty (30) days from the date of the Merger has been made effective by filing appropriate certificates of merger in the States of Delaware and Nevada ("Closing Time"). The Purchase Price will be payable only at Closing Time. If the Closing Time has not occurred within three (3) month from the date hereof this Agreement shall be null and void and neither party shall have any further liability to the other.
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2.       Delivery of Stock Certificate. At Closing Time, the Seller will deliver the Certificates representing the Shares, as directed by Imperium, and appropriate powers of attorney made in blank with requisite medallion guaranties in a form acceptable to the Surviving Company's transfer agent for transfer of the Shares into the name of Imperium or Imperium's designee. The Shares shall be legended with the following restriction:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR
                  (iii) PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO THE ACT.

3. Unregistered Shares -- Rule 144. Imperium understands that the shares held by the Seller are considered restricted securities and must be held indefinitely by Imperium unless subsequently registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or unless an exemption from such registration is available. Imperium is aware of the provisions of Rule 144 promulgated under the Securities Act of 1933 which permit limited resale of restricted shares subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a retail broker or in transactions directly with a market maker and the number of shares being sold during any three-month period not exceeding specified limitations.

4. Irrevocable Agreement. Once executed by the parties, this Agreement will be irrevocable. The Seller will have the obligation to sell the Shares to Imperium and Imperium will have the obligation to purchase the Shares from the Seller strictly in accordance to this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser the following;

5. Transfer of Title. Seller shall transfer title, in and to the Shares to Imperium free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind or nature whatsoever, whether direct or indirect or contingent, except for restrictions on transfer imposed by applicable federal and state securities laws.

6. No Governmental Action Required. The execution and delivery by the Seller of this Agreement does not and will not, arid the consummation of the transactions contemplated

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         hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official, including but not limited to the Securities and Exchange Commission, except such actions or filings that have been undertaken or made prior to the date of Closing and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the date of Closing.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller the following:

7. Purchaser's Knowledge and Experience. Purchaser is an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Such Purchaser has been furnished with and has had access to such information as such Purchaser considered necessary to make a determination as to the purchase of the Shares. Purchaser is an "accredited investor" within the meaning of Rule 501(A) of SEC Regulation D) promulgated under the Securities Act of 1933, as amended, as presently in effect.

MISCELLANEOUS

8. Taxes. Any income taxes required to be paid in connection with the purchase price being received by the Seller under this Agreement, will be borne by the Seller who may be required to make such payment. The Seller agrees to Indemnify Imperium for any liability incurred for not withholding taxes in the nature of a tax on income which a tax regulatory may deem should have been deducted from payment of the purchase price to the Seller.

9.       Registration of Stock.

         (a) Incidental Registration. The Seller will be the President, C.E.O. and director of the Surviving Company. If at any time while the Seller holds such positions the Company decides to register any of its securities, either for its own account or the account of a security holder or holders, other than a registration related solely to an employee benefit plan on Form S-8 or registration related solely to a Securities and Exchange Commission Rule 145 transaction, the Seller in his capacity as President, C.E.O. and director of the Company, will ensure that the Company will:

                  i. Promptly give Imperium written notice of such registration; and

                  ii. Use its best effort to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Shares specified in a written request or requests, made within 20 days after receipt of such written notice from the Company, by Imperium.

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         (b)      Underwriting. If the registration is for a registered public offering involving an underwriting, the Seller will ensure the Company so advises Imperium and request and use his best efforts to cause the underwriter to include the Shares acquired or being acquired by Imperium from the Seller in the underwriting. Imperium agrees to enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Purchaser understands that such registration rights are subject to the underwriter's willingness to permit selling shareholders in the public offering and changes in market conditions which are not in Seller's control, and Seller shall have performed hereunder by requesting and using his best efforts to cause the underwriter to include the Shares in such registration.

         (c) Right to Terminate Registration. Imperium understands the Company will have the right to terminate or withdraw any registration initiated by it at any time and that the Seller cannot be held responsible under this Section prior to the effectiveness of such registration whether or not Imperium has elected to include its securities in such registration.

         (d) Expenses of Registration. All registration expenses incurred will be borne by the Company, except that Purchaser shall bear all underwriting discounts, brokerage commission and stock transfer taxes and expenses.

10. Indemnification. The Seller agrees to indemnify Imperium against and to pay any loss, damage, expense or claim or other liability incurred or suffered by Imperium by reason of any intentional material inaccuracy of any warranty or representation contained in this Agreement.

11.      General.


         (a) Expenses. Each party hereto shall pay such party's personal expenses and legal fees in connection with this transaction.

         (b) Revisions. The parties hereto by mutual agreement in writing may extend the time for the performance of any term or condition of this Agreement, extend the Closing Time of this Agreement, waive any inaccuracies in any representations contained herein, and waive the future performance of any obligation hereunder.

         (c) Binding Effect. This Agreement shall be binding upon and enure to the benefit of the respective parties hereto and any successors, heirs and assigns, provided that no rights hereunder can be assigned by any party hereto without the express written consent of the other parties.

         (d) Entire Agreement. This Agreement contains the entire agreement between the Seller and Imperium regarding this transaction, and supersedes all prior oral and written understandings and transactions related thereto.

         (e) Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

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         (f)      Failure of Merger. In the event that the Merger described
                  herein does not take place, then this agreement shall be void and neither party shall thereafter have any liability to the other.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

Seller:                              Buyer:

                                     IMPERIUM CAPITAL (USA), INC.


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By:  Robert Donahue                  Per:  Myron Gushlak, President


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